Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION AMENDS PRESENTATION GIVEN

AT IPAA 2006 OIL & GAS INVESTMENT SYMPOSIUM

RADNOR, PA (Business Wire) April 11, 2006 -- On Monday, April 10, 2006, Penn Virginia Corporation (NYSE: PVA) made a previously announced presentation at the Independent Petroleum Association of America (IPAA) 2006 Oil & Gas Investment Symposium in New York. A. James Dearlove, President and Chief Executive Officer of the Company, provided a company overview and discussed strategy and recent operational activities. A live and on demand webcast of the audio portion of the presentation by Mr. Dearlove and the slide presentation was made available online simultaneously at the Company's website www.pennvirginia.com.

Penn Virginia Corporation announced today that it is amending Slide 20, "Upside in PVA Share Price," which was included in the slide presentation. The full amended slide presentation, including the amended slide, will be available online at the Company's website, www.pennvirginia.com under "Presentations" in the "For Investors" section of the site beginning today and will be available on the Company's website for 14 days.

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company's website at www.pennvirginia.com.